U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[x] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

HARTZBAND                            Meryl                   D.
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   (Last)                            (First)              (Middle)

Marsh & McLennan Capital Inc.
20 Horseneck Lane
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                                    (Street)

Greenwich                              CT                   06830
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


        ACE Limited (NYSE:ACE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


       December 2001
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

                           Former Director
                           ---------------
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Ordinary Shares                       1/12/01        A(1)            7.441        A      (1)
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Ordinary Shares                       4/16/01        A(1)            8.197        A      (1)
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Ordinary Shares                       5/10/01        A(2)             28          A      (2)
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Ordinary Shares                       5/11/01        A(2)             992         A      (2)
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Ordinary Shares                       5/11/01        A(2)             85          A      (2)
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Ordinary Shares                       7/13/01        A(1)            13.03        A      (1)
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Ordinary Shares                       8/9/01         A(2)             28          A      (2)
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Ordinary Shares                       8/10/01        A(2)             84          A      (2)
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Ordinary Shares                       10/5/01        D(4)             992         D      (4)      3932.820       D(4)
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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                                                                               Ordinary
Options to Acquire  $35.25   5/11/01   A(3)    6,000         (3)      5/11/11  Shares     6,000  (3)
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                                                                               Ordinary
Options to Acquire  $35.25   10/5/01   D(4)           6,000  (3)      5/11/11  Shares     6,000  (3)       0        D(4)
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Explanation of Responses:
(1) Represents share units credited to the reporting person's deferred stock account pursuant to the dividend reinvestment provisions of the Plan, which meets the requirements of Rule 16b-3.
(2) Represents Ordinary Shares granted as a director retainer award or meeting award pursuant to the ACE Limited 1995 Outside
    Directors Plan (the "Plan").  Reporting person has elected to defer the receipt of such Ordinary Shares in accordance with the terms of the Plan.
(3) Option awards pursuant to the Plan.  Vesting schedule: 1/3 on the date immediately prior to each of the next three annual
    ACE Limited shareholder meetings.
(4) The reporting person ceased to be a director of ACE Limited effective October 5, 2001, resulting in the forfeiture of 992 shares of restricted stock previously granted to her as a director retainer award pursuant to the Plan and the forfeiture of
    6000 options granted pursuant to the Plan.  Thus the totals reported in Column 5 of Table I and Column 10 of Table II reflect the number of securities beneficially owned as of October 5, 2001.

Signed for Meryl D. Hartzband pursuant to power of attorney on file with the Securities and Exchange Commission


  /s/ Peter Mear                                                2/13/2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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